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                                                                    Exhibit 10.8

                            TAX ALLOCATION AGREEMENT


         THIS TAX ALLOCATION AGREEMENT is dated as of the _____ day of _______________, 1998, by and between Essef Corporation, an Ohio corporation ("Essef"), and Anthony & Sylvan Pools Corporation, an Ohio corporation ("A&S").



                                 R E C I T A L S
                                 ---------------

         WHEREAS, Essef owns eighty percent (80%) or more of the total voting power and value of the issued and outstanding stock of A&S and is the common parent of an "affiliated group," as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended ("Code"); and

         WHEREAS, Essef and A&S presently intend to join in the filing of consolidated federal income tax returns and, where applicable, consolidated or combined state income or franchise tax returns ("Consolidated Tax Returns") for all taxable years in which they are eligible to do so and during which Essef is the common parent of a consolidated or combined group that includes A&S (the "Essef Group"); and

         WHEREAS, in connection with such Consolidated Tax Returns for the Essef Group's taxable year that ended September 30, 1977, and subsequent years, Essef and A&S consider it in their mutual best interests to provide herein for the allocation of a portion of the federal income tax and state income or franchise tax liabilities (collectively, "Tax Liabilities") of the Essef Group to A&S generally in accordance with such liability as A&S would have incurred if it filed separate federal income and state income or franchise tax returns;

         NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

         1. DEFINITIONS. For purposes of this Agreement, "consolidated return," "consolidated group," "common parent," "member," "taxable year," "carryover," "carryback," and similar terms used herein and bearing on federal income tax liability shall have the respective meanings ascribed to them in the Code and the Treasury Regulations thereunder, and, where applicable, specifically the provisions thereof relating to consolidated federal income tax returns. For state tax purposes, such terms shall be interpreted and applied in a manner so as to achieve as nearly as possible the intention reflected herein with respect to the federal income tax.

         2. COOPERATION. As long as A&S and Essef are members of the Essef Group and are eligible to file Consolidated Tax Returns, A&S will join in the filing by Essef of such Consolidated Tax Returns and will execute such documents and take such actions as Essef may request in connection therewith.

         3. CONSOLIDATED TAX RETURN LIABILITY. For each taxable year to which this Agreement applies (as set forth in Section 11 below) and for which A&S is included in one or more of Essef's Consolidated Tax Returns, A&S shall pay to Essef, at such time before the date on which each such Consolidated Tax Return is required to be filed (including any extensions



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granted by the Internal Revenue Service) as will permit Essef timely to pay the
Tax Liability shown thereon, an amount equal to the separate federal income and, as applicable, state income or franchise tax ("Separate Tax") liability, including liability for any minimum tax imposed by the Code or by the state taxing authority, that A&S would have incurred if it had filed Separate Tax returns for the taxable year and for all taxable years during which A&S was included in that Consolidated Tax Return of the Essef Group. Any amounts paid by A&S pursuant to Section 6 hereof shall be credited against such Separate Tax liability. If pursuant to the Separate Tax computation for A&S it would be entitled to a refund of tax, then Essef shall make a payment in the amount of such refund to A&S on the date that the Consolidated Tax Return of the Essef Group is required to be filed or, if the Essef Group is entitled to receive a refund as a result of its filing of the Consolidated Tax Return, within 10 days after Essef receives such refund.

         4. SEPARATE TAX LIABILITY OF A&S. The Separate Tax liability of A&S shall be computed in the following manner (and, in the case of state income or franchise tax, consistently with the following principles):

                  (a) All items of income, deduction, loss, and credit properly attributable to A&S for the taxable year shall be taken into account; provided, however, that gain or loss from the sale of property, recapture of depreciation deductions, and other items that are otherwise deferred in accordance with
Section 1.1502-13 or other provisions of the Treasury Regulations relating to the transfer of property to another member of the Essef Group shall be taken into account in the Separate Tax calculation only in the taxable year and to the extent that such item is taken into account in the computation of the Consolidated Tax Liability of the Essef Group for such taxable year.

                  (b) Carryover and carryback items (including, without limitation, net operating losses, capital losses, general business credits, and foreign tax credits) shall be taken into account as though A&S had filed Separate Tax Returns throughout the period of consolidation.

                  (c) The Separate Tax computation for A&S for any taxable year to which this Agreement applies shall reflect the income, loss, deduction, and credit items of all corporations that are (1) members of the Essef Group, (2) join in the Consolidated Tax Return of the Essef Group for such year, and (3) would be entitled to be included in a Consolidated Tax Return of a group of which A&S were the common parent. Under such circumstances, A&S shall compute its Separate Tax liability as though it filed a Consolidated Tax Return with the other corporations that would be members of the consolidated group of which A&S would be the common parent.

                  (d) All items of income, loss, deduction, or credit shall be taken into account on a basis consistent with the treatment accorded such items in the Consolidated Tax Return of the Essef Group, except to the extent that the filing of a Separate Tax return would have required different treatment of an item.

                  (e) A&S shall be deemed to have made all applicable elections consistently with Essef's elections with respect to the Consolidated Tax Return.


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                  (f) A portion of the amounts in each taxable income bracket in the tax table in Section 11(b)(1) of the Code shall be allocated to A&S for a taxable year based on the percentage that A&S's separate taxable income determined as set forth herein for that year bears to the Essef Group's taxable income for that year.

         5. OTHER TAXES OF A&S. A&S shall be responsible for the payment of all of its taxes that are not shown on a Consolidated Tax Return.

         6. ESTIMATED TAXES. A&S shall pay to Essef such amounts of estimated tax payments as Essef deems appropriate taking into account the portion of the Tax Liabilities that A&S is required under this Agreement to pay to Essef. Such payments will be made at such times as will permit Essef to timely make estimated tax payments to the Internal Revenue Service.

         7. ADJUSTMENTS. It is recognized that subsequent adjustments may be made, on audit or otherwise, in the Tax Liabilities of the Essef Group for a year to which this Agreement applies, and that such adjustments may affect the treatment of items included in the computation of the Separate Tax of A&S and thus require correlative adjustments in the payments by A&S required hereunder. To the extent such a subsequent adjustment, if reflected in the original Separate Tax computation of A&S, would have decreased the amount of tax shown to be due or increased the amount of refund, Essef will make a payment to A&S in an amount equal to such decrease or increase, together with interest and penalties, if any. To the extent such a subsequent adjustment would have increased the amount of such Separate Tax or decreased the amount of refund, A&S shall make a supplemental payment to Essef in an amount equal to such increase or decrease, together with interest and penalties, if any. Each payment required by this paragraph shall be made not later than ten days after final determination of the amount thereof, or, if the payment is due to an adjustment in the Consolidated Tax Return of the Essef Group that entitles Essef to a refund from the Internal Revenue Service, not later than ten days after Essef's receipt of such refund.

         8. LATE PAYMENT. If any payment required by this Agreement is not timely made, interest shall accrue on the unpaid amount at the percentage rate then applicable to underpayments under Section 6621(a)(2) of the Code.

         9. COMPUTATIONS. All computations of the Separate Tax liability of A&S shall be made by Essef in consultation with A&S. Final determinations of the appropriateness of Separate Tax computations shall be the sole prerogative of Essef, provided that such determination is not found to be inappropriate by the Public Accounting Firm responsible for the audit of the Essef Group's published financial statements.

         10. INDEMNIFICATION OF A&S FOR PAYMENT OF OTHER ESSEF GROUP TAXES. In the event that A&S pays any Tax Liabilities of the Essef Group in excess of the payments by A&S required hereunder, Essef shall indemnify A&S for such excess payments.

         11. APPLICABLE PERIOD. This Agreement shall apply to the taxable year ended September 30, 1997, and to subsequent taxable years in which A&S is included in any


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Consolidated Tax Returns of the Essef Group. This Agreement shall continue to apply to such taxable years after A&S is no longer so included, for example, for purposes of computing any adjustments under Section 7 hereof.

         12. FURTHER AGREEMENTS. A&S may enter into such arrangements with its subsidiaries, if any, as may be consistent herewith and appropriate to fulfilling the purposes of this Agreement.

         13. INDEMNIFICATION. For each taxable year to which this Agreement applies, Essef and A&S shall indemnify and hold each other harmless against any interest or penalties incurred under the Code by reason of any act or omission on the part of the indemnifying party.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

                                  ESSEF CORPORATION


                                  By
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                                  ANTHONY & SYLVAN POOLS CORPORATION


                                  By
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